EXHIBIT 99.2

FORM OF AMENDMENT NO. 1 TO

TERMINATION BENEFITS AGREEMENT

This Amendment No. 1 (“Amendment”), effective January 11, 2022, amends the Termination Benefits Agreement entered into as of _____ (the “Agreement”) by and between Haynes International, Inc., a Delaware corporation (the “Company”), and _________ (the “Employee”).

WHEREAS, the Company and the Employee have entered into the Agreement; and

WHEREAS, for the avoidance of doubt, the Company and the Employee wish to amend the Agreement to clarify certain provisions to more accurately reflect the parties’ intent as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee, intending to be legally bound, hereby agree as follows:

1.	Section 2(a)(iii) shall be amended by adding at the end a new clause (4) as follows:

“(4)  Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to Section 2(a)(iii) of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under the Company’s long-term incentive plan, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this clause (4), to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), the Employee shall receive the greater of:

(a)          The Safe Harbor Amount (as defined below); or

(b)          The aggregate Parachute Value (as defined below) of the Total Payments less the applicable Excise Tax.

For purposes of this Agreement, the “Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to the Employee or for the benefit of the Employee without triggering the Excise Tax because such amount is less than three times the Employee’s “base amount,” within the meaning of Code Section 280G. The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Code Section 280G. The calculation of the Total Payments, the Safe Harbor Amount and the Parachute Value, as well as the method in which the reduction in payments hereunder will be applied, shall be conducted and determined by a national accounting firm selected by the Company, and its determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction of any of the payments to be made to the Employee hereunder, prior to issuance of the final and binding determination, the Employee shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by the Company, and (ii) offer such input as the Employee may determine to be helpful to the national accounting firm’s preliminary determination. If, in any future year, a determination is made that the reduction described in this clause (4) was not required, then payment of such reduced amount shall be made by the Company to the Employee as soon as administratively feasible.”

2.	Capitalized terms used by not defined herein have the meanings ascribed to them in the Agreement. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereby agree to the foregoing as of the date first set forth above.

Haynes International, Inc.

By:

Name:

Title: